Exhibit 99.1

PRESS RELEASE

Signify Health Announces Third Quarter and Nine Months 2021 Results
Raises Full Year 2021 Financial Guidance

Financial Highlights
Third Quarter 2021
•Revenue of $199.2 million, an increase of 29% from the third quarter of 2020
•GAAP net income of $29.3 million compared to net loss of $13.3 million in the third quarter of 2020
•Non-GAAP adjusted EBITDA1 of $42.0 million, an increase of 46% from the third quarter of 2020

Nine months ended September 30, 2021
•Revenue of $592.0 million, a 42% increase from the nine months ended September 30, 2020
•GAAP net loss of $22.5 million, compared to a net loss of $15.2 million in the nine months ended September 30, 2020
•Non-GAAP adjusted EBITDA1 of $131.0 million, an increase of 52% from the nine months ended September 30, 2020

DALLAS and NEW YORK – November 9, 2021 – Signify Health, Inc. (NYSE: SGFY), a leading healthcare platform that leverages advanced analytics, technology and nationwide healthcare networks to create and power value-based payment programs, today announced the Company’s financial results for the third quarter of 2021 and nine months ended September 30, 2021.

“Year-to-date through the end of September, our broad network of highly qualified doctors and nurse practitioners performed over 1.4 million comprehensive in-home evaluations that aid care gap closures, address social determinants of health, and assess behavioral needs,” said Kyle Armbrester, Chief Executive Officer of Signify Health. “Our team of clinicians, working together with our social and engagement coordinators, compassionately interacts with a growing number of individuals across the entire country to connect and drive engagement with the broader healthcare system to have more healthy, happy days at home. While doing this important work, we achieved strong financial performance in the third quarter and for the nine-months ended September 30, 2021, as increasing customer demand for our in-home evaluations drove strong Home & Community Services results in the third quarter and is expected to create strong momentum going into 2022.”

Mr. Armbrester continued, “In our Episodes of Care Services segment, we continue to deliver strong savings to our customers and ensure superior care to individuals during their healthcare episodes. We are on track to deliver a 2021 program size exit run rate of approximately $6 billion in our episodes business, setting up strong BPCI-A program size for 2022. Additionally, we continue to expand our Networks of Distinction for the future growth of our non-BPCI-A episodes of care business.”

Third Quarter 2021 Financial Results

•Total revenue for the third quarter of 2021 increased 29% to $ 199.2 million, up from $154.7 million in the same period a year ago. Overall growth in the third quarter of 2021 was driven by strength in Home & Community Services (HCS).
•HCS revenue grew to $169.1 million in the third quarter of 2021, an increase of 47% over the same period a year ago, due to in-home evaluation (IHE) volume of approximately 488 thousand in the quarter compared to approximately 362 thousand in the third quarter of 2020.

•Third quarter 2021 revenue was $30.1 million for the Episodes of Care Services (ECS) segment compared to $40.0 million in the same period a year ago. The decline was primarily due to the adverse impact of COVID-19 on program size and the savings rate. Additionally, there was approximately $9.2 million of revenue recorded during the three months ended September 30, 2020 reflecting positive changes in estimates based on new information received ahead of the reconciliation due in the fourth quarter 2020. The new information included the impact of COVID-19 on program size and the subsequent options CMS offered to providers that had an overall beneficial impact on savings rates.
•Third quarter 2021 total net income was $29.3 million, compared to a net loss of $13.3 million for the same period a year ago, due to the improvement in operating performance as well as the quarterly revaluation of customer Equity Appreciation Rights agreements, or EARs. The EARs are marked to market each quarter and this resulted in a credit of $27.3 million reflecting the current lower value of the stock.
•Non-GAAP Adjusted EBITDA1 for the third quarter of 2021 increased 46% to $42.0 million, compared to $28.7 million for the third quarter of 2020, driven primarily by HCS growth, partially offset by higher operating expenses related to investments made to support our growth and technology. Non-GAAP Adjusted EBITDA margin1 for the third quarter of 2021 was 21.1%, a 250-basis point improvement from the third quarter of 2020.

Nine Months Ended September 30, 2021 Financial Results

•Total revenue for the nine months ended September 30, 2021 increased 42% to $592.0 million, up from $417.1 million in the same period a year ago. Overall growth for the nine-month period ended September 30, 2021 was driven by momentum in HCS.
•HCS revenue for the nine months ended September 30, 2021 was $496.9 million, a 65% increase from the nine-months ended 2020, due to an increase in IHE volume to approximately 1.447 million compared to approximately 963 thousand in the same period of 2020 and the lower relative volume of virtual IHEs in 2021 when compared to 2020. Virtual IHEs have a lower cost per evaluation than in-person IHEs.
•ECS revenue for the nine months ended September 30, 2021 decreased 17% compared to the prior year period to $95.1 million, reflecting lower program size and savings rates due to the impact of COVID-19.
•Net loss for the nine months ended September 30, 2021 was $22.5 million, compared to a net loss of $15.2 million in the comparable period a year ago.
•Non-GAAP Adjusted EBITDA1 for the nine months ended September 30, 2021 increased 52% to $131.0 million, compared to $86.0 million for the same period in 2020, driven primarily by HCS growth. Non-GAAP Adjusted EBITDA margin1 for the nine months ended September 30, 2021 was 22.1%, a 150-basis point improvement from the same period a year ago.

2021 Outlook

Signify Health is raising its total revenue and adjusted EBITDA guidance ranges for 2021 as follows:

•Total GAAP revenue in the range of $755 million to $770 million; and
•Total adjusted EBITDA1 in the range of $160 million to $170 million.

We are providing estimates for key performance indicators for the full year 2021, as follows:
•Reflecting continued strength in Home and Community Services, we now expect IHEs in the range of approximately 1.815 to 1.855 million
•For Episodes of Care Services, we are maintaining our estimates of:
•ECS segment weighted average program size of approximately $4.9 to $5.1 billion dollars; and

•ECS segment weighted average savings rate of approximately 6.1% to 6.4%.

1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Refer to the reconciliation in “Non-GAAP Financial Measures.” We have not reconciled 2021 guidance for adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, and have not provided forward-looking guidance for net income (loss) because of the uncertainty around certain items that may impact net income (loss), including, among others, stock-based compensation and the fair valuation of the EARs, that are not within our control or cannot be reasonably estimated.

Conference Call Information

Signify Health will host a conference call to discuss the Company’s third quarter 2021 results on November 10, 2021 at 8:30am ET. A live audio webcast of the conference call may be accessed through the investor relations section of Signify Health’s website at investors.signifyhealth.com/events/default.aspx and will be available for replay through January 10, 2022.

About Signify Health

Signify Health is a leading healthcare platform that leverages advanced analytics, technology, and nationwide healthcare provider networks to create and power value-based payment programs. Our mission is to transform how care is paid for and delivered so that people can enjoy more healthy, happy days at home. Our solutions support value-based payment programs by aligning financial incentives around outcomes, providing tools to health plans and healthcare organizations designed to assess and manage risk and identify actionable opportunities for improved patient outcomes, coordination and cost-savings. Through our platform, we coordinate what we believe is a holistic suite of clinical, social, and behavioral services to address an individual’s healthcare needs and prevent adverse events that drive excess cost, all while shifting services towards the home.

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business, our ability to realize synergies in our businesses, our 2021 Outlook, including our 2021 estimates for total GAAP revenue, total Adjusted EBITDA, in-home evaluations, program size and weighted average savings rate, our ability to continue to gain traction in our Transition to Home solution, and our ability to grow our non-BPCI-A episodes of care business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: the COVID-19 pandemic and whether the pandemic will continue to subside in 2021; our dependence upon a limited number of key customers; our dependence on certain key government programs; our failure to maintain and grow our network of high-quality providers; our failure to continue to innovate and provide services that are useful to customers and achieve and maintain market acceptance; our limited operating history with certain of our solutions; our failure to compete effectively; the length and unpredictability of our sales cycle; failure of our existing customers to continue or renew their contracts with us; failure of service providers to meet their obligations to us; seasonality that may cause fluctuations in our sales, cash flows and results of operations; our failure to achieve or maintain profitability; our revenues not growing at the rates they historically have, or at all; our failure to successfully execute on our growth initiatives, business strategies, or operating plans, including growth in our non-BPCI-A episodes of care business; our failure to successfully launch new products; our failure to diversify sources of revenues and earnings; inaccurate estimates and assumptions used to determine the size of our total addressable market; changes in accounting principles applicable to us; incorrect estimates or judgments relating to our critical accounting policies; our failure to effectively adapt to changes in the healthcare industry, including changes in the rules and regulations governing Medicare or other federal healthcare programs or a potential shift toward total cost of care payment models; our failure to adhere to complex and evolving governmental laws and regulations; our failure to comply with current and future federal and state privacy, security and data protection laws, regulations or standards; our employment of and contractual relationships with our providers subjecting us to licensing or other regulatory risks, including recharacterization of our contracted providers as employees; adverse findings from inspections, reviews, audits and investigations from health plans and government agencies; inadequate investment in or maintenance of our operating platform and other information technology and business systems; our ability to develop and/or enhance information technology systems and platforms to meet our changing customer needs; higher than expected investments in our business including, but not limited to, investments in our technology and operating platform, which could reduce our profitability; security breaches or incidents, loss or misuse of data, a failure in or breach of our operational or security systems or other disruptions; disruptions in our disaster recovery systems or management continuity planning; our ability to comply with, and changes to, laws, regulations and standards relating to privacy or data protection; our ability to obtain, maintain, protect and enforce our intellectual property; our dependence on distributions from Cure TopCo, LLC, our operating subsidiary, to fund dividend payments, if any, and to pay our taxes and expenses, including payments under our Tax Receivable Agreement; the control certain equity holders have over us and our status as a controlled company; our ability to realize any benefit from our organizational structure; risks associated with acquiring other businesses, including our ability to effectively integrate the operations and technologies of the acquired businesses; risks associated with an increase in our indebtedness; and the other risk factors described under “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which are available free of charge on the SEC's website at: www.sec.gov

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required under the federal securities laws.

About Non-GAAP Financial Measures

This press release contains certain financial measures not presented in accordance with generally accepted accounting principles in the United State (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA margin, which are used by management in making operating decisions, allocating financial resources, and internal planning and forecasting and for business strategy purposes. Adjusted EBITDA and Adjusted EBITDA margin are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to GAAP measures. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly-titled measures used by other companies. Management believes that such measures are commonly reported by issuers and widely used by investors as indicators of a company’s operating performance. Please refer to the reconciliations of Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable financial measures prepared in accordance with GAAP below.

Investor Contact
Jennifer W. DiBerardino
Head of Investor Relations and Treasurer
investor.relations@signifyhealth.com

Media Contact
Lynn Shepherd
Vice President of Communications
lshepherd@signifyhealth.com

Source: Signify Health

Table 1
Signify Health, Inc.
Consolidated Statement of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2021	2020	2021	2020

Home & Community Services	$169.1	$114.7	$496.9	$301.8
Episodes of Care Services	30.1	40.0	95.1	115.3
Revenue	199.2	154.7	592.0	417.1
Operating expenses:
Service expense	100.4	83.4	303.0	203.4
Selling, general and administrative expense	65.8	50.4	188.0	148.5
Transaction-related expenses	2.9	6.8	9.5	10.8
Depreciation and amortization	17.6	15.8	51.6	46.0
Total operating expenses	186.7	156.4	552.1	408.7
Income (loss) from operations	12.5	(1.7)	39.9	8.4
Interest expense	4.2	5.1	17.5	16.2
Loss on extinguishment of debt	—	—	5.0	—
Other (income) expense	(27.4)	6.3	43.6	6.9
Other (income) expense, net	(23.2)	11.4	66.1	23.1
Income (loss) before income taxes	35.7	(13.1)	(26.2)	(14.7)
Income tax expense (benefit)	6.4	0.2	(3.7)	0.5
Net income (loss)	$29.3	$(13.3)	$(22.5)	$(15.2)
Net income (loss) attributable to pre-Reorganization period	—	(13.3)	(17.2)	(15.2)
Net income (loss) attributable to noncontrolling interest	9.1	—	(2.3)	—
Net income (loss) attributable to Signify Health, Inc.	$20.2	$—	$(3.0)	$—

Earnings (loss) per share of Class A common stock(1)
Basic	$0.12	NM	$(0.02)	NM
Diluted	$0.12	NM	$(0.02)	NM
Weighted average shares of Class A common stock outstanding(1)
Basic	169,055,078	NM	167,905,136	NM
Diluted	172,433,950	NM	167,905,136	NM

(1)Basic and diluted net loss per share of Class A common stock is applicable only for the periods subsequent to February 12, 2021, which is the period following the initial public offering ("IPO") and related Reorganization Transactions.

The Company analyzed the calculation of earnings (loss) per unit for the period prior to the IPO and determined that it resulted in values that would not be meaningful to the users of these unaudited consolidated financial statements. Therefore, earnings (loss) per share information has not been presented for the three and nine months ended September 30, 2020.

Table 2
Signify Health, Inc.
Consolidated Balance Sheet
(unaudited)

	September 30,	December 31,
($ in millions)	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$678.8	$72.6
Accounts receivable, net	169.2	270.6
Contract assets	94.6	27.8
Restricted cash	7.1	4.4
Prepaid expenses and other current assets	17.7	13.8
Total current assets	967.4	389.2
Property and equipment, net	23.0	25.4
Goodwill	597.1	596.7
Intangible assets, net	478.5	506.9
Deferred tax assets	48.3	—
Other assets	12.2	4.1
Total assets	$2,126.5	$1,522.3

LIABILITIES AND STOCKHOLDERS' / MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$124.7	$147.6
Contract liabilities	33.4	6.2
Current maturities of long-term debt	3.5	4.2
Contingent consideration	2.4	13.1
Deferred tax liability	—	1.9
Other current liabilities	10.3	16.6
Total current liabilities	174.3	189.6
Long-term debt	335.4	397.1
Contingent consideration	—	2.1
Customer EAR liability	80.4	21.6
Tax receivable agreement liability	59.6	—
Deferred tax liabilities	1.8	—
Other noncurrent liabilities	15.5	17.9
Total liabilities	667.0	628.3

Members' equity	—	894.0
Class A common stock, par value $0.01 (170,355,960 and 0 issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	1.7	—
Class B common stock, par value $0.01 (56,482,324 and 0 issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	0.6	—
Additional paid-in capital	1,100.1	—
Accumulated deficit	(3.0)	—
Contingently redeemable noncontrolling interest	360.1	—
Total stockholders' / members' equity	1,459.5	894.0

Total liabilities and stockholders' / members' equity	$2,126.5	$1,522.3

Table 3
Signify Health, Inc.
Consolidated Statement of Cash Flows
(unaudited)

	Nine months ended September 30,
($ in millions)	2021	2020
Operating activities
Net loss	$(22.5)	$(15.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51.6	46.0
Equity-based compensation	9.7	10.0
Customer equity appreciation rights	14.8	7.5
Remeasurement of customer equity appreciation rights	44.0	6.9
Amortization of deferred financing fees	2.0	1.3
Loss on extinguishment of debt	5.0	—
Remeasurement of contingent consideration	2.2	0.2
Payment of contingent consideration	(1.9)	(1.8)
Deferred income taxes	(8.8)	—
Other	—	0.2
Changes in operating assets and liabilities:
Accounts receivable	101.4	25.0
Prepaid expenses and other current assets	(3.9)	(4.8)
Contract assets	(66.8)	(71.7)
Other assets	(0.2)	(0.2)
Accounts payable and accrued expenses	(22.2)	(11.5)
Contract liabilities	27.2	31.9
Other current liabilities	(6.3)	6.3
Other noncurrent liabilities	(1.9)	10.6
Net cash provided by operating activities	123.4	40.7

Investing activities
Capital expenditures - property and equipment	(3.7)	(13.0)
Capital expenditures - internal-use software development	(17.1)	(15.7)
Purchase of long-term investment	(5.0)	—
Business combinations, net of cash acquired	(0.4)	—
Net cash used in investing activities	(26.2)	(28.7)

Financing activities
Repayment of long-term debt	(412.5)	(2.1)
Proceeds from issuance of long-term debt	350.0	—
Repayment of borrowings under revolving credit facility	—	(15.0)
Proceeds from borrowings under revolving credit facility	—	92.0
Repayments of borrowings under financing agreement	(0.5)	(0.2)
Proceeds from borrowings under financing agreement	—	0.6
Payment of contingent consideration	(13.1)	(38.2)
Payment of debt issuance costs	(9.2)	—
Proceeds from IPO, net	604.8	—
Distributions to non-controlling interest members	(10.6)	(8.1)
Refunds of taxes on behalf of New Remedy Corp	0.1	1.0
Proceeds related to the issuance of common stock under stock plans	2.7	0.1
Net cash provided by financing activities	511.7	30.1

Increase in cash, cash equivalents and restricted cash	608.9	42.1
Cash, cash equivalents and restricted cash - beginning of period	77.0	50.2
Cash, cash equivalents and restricted cash - end of period	$685.9	$92.3

Table 4
Signify Health, Inc.
Reconciliation of net loss to Adjusted EBITDA (non-GAAP)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2021	2020	2021	2020
Net income (loss)	$29.3	$(13.3)	$(22.5)	$(15.2)
Interest expense	4.2	5.1	17.5	16.2
Loss on extinguishment of debt	—	—	5.0	—
Income tax expense (benefit)	6.4	0.2	(3.7)	0.5
Depreciation and amortization	17.6	15.8	51.6	46.0
Other expense (income), net(a)	(27.4)	6.3	43.6	6.9
Transaction-related expenses(b)	2.9	6.8	9.5	10.8
Equity-based compensation(c)	3.7	2.1	9.5	10.0
Customer equity appreciation rights(d)	5.0	4.9	14.8	7.5
Remeasurement of contingent consideration(e)	—	—	2.2	0.2
SEU Expense(f)	0.2	—	2.0	—
Non-recurring expenses(g)	0.1	0.8	1.5	3.1
Adjusted EBITDA	$42.0	$28.7	$131.0	$86.0

Adjusted EBITDA Margin(h)	21.1%	18.6%	22.1%	20.6%

Segment Adjusted EBITDA:
Home & Community Services	$49.9	$20.8	$146.8	$65.8
Episodes of Care Services	(7.9)	7.9	(15.8)	20.2

(a) Represents other non-operating (income) expense that consists primarily of the quarterly remeasurement of fair value of the outstanding customer EARs, as well as interest and dividends earned on cash and cash equivalents.
(b) Represents transaction-related expenses that consist primarily of expenses incurred in connection with acquisitions and other corporate development activities, such as potential mergers and acquisitions activity, strategic investments and similar activities. Expenses incurred in connection with our IPO, which cannot be netted against proceeds, are also included in transaction-related expenses.
(c) Represents expense related to equity incentive awards, including incentive units, stock options and restricted stock units, granted to certain employees, officers and non-employee directors as long-term incentive compensation. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.
(d) Represents the reduction of revenue related to the grant date fair value of the customer EARs granted pursuant to the customer EAR agreements we entered into in December 2019 and September 2020.
(e) Represents remeasurement of contingent consideration in 2021 related to potential payments due upon completion of certain milestone events in connection with our acquisition of PatientBlox. In 2020, represents the remeasurement of contingent consideration to the selling shareholders of Censeo Health, a business acquired in 2017, pending the resolution of an Internal Revenue Service (“IRS”) tax matter. The matter was resolved in 2020.
(f) Represents compensation expense related to outstanding synthetic equity awards subject to time-based vesting. A limited number of synthetic equity units were granted in 2020 and 2021 at the time of the IPO; no future grants will be made. Compensation expense related to these awards is tied to the 30-trading day average price of our Class A common stock, and therefore is subject to volatility and may fluctuate from period to period until settlement occurs.
(g) Represents certain gains and expenses incurred that are not expected to recur, including those associated with one-time costs related to the COVID-19 pandemic, the closure of certain facilities, the sale of certain assets and the early termination of certain contracts.
(h) We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.